    As filed with the Securities and Exchange Commission on August 28, 1996
                                                      Registration No. _________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            --------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            --------------------

                           HARKEN ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                            --------------------


             DELAWARE                                           95-2841597
        (State or other jurisdiction of                      (I.R.S. employer
         incorporation or organization)                   identification number)



                          HARKEN ENERGY CORPORATION
                    5605 NORTH MACARTHUR BLVD., SUITE 400
                             IRVING, TEXAS 75038
                                (214) 753-6900
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)


                            --------------------


                               GREGORY S. PORTER
                             VICE PRESIDENT - LEGAL
                           HARKEN ENERGY CORPORATION
                     5605 NORTH MACARTHUR BLVD., SUITE 400
                              IRVING, TEXAS 75038
                                 (214) 753-6900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                            --------------------


 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this
                            Registration Statement.

                            --------------------

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________________

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________________

       If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE


===================================================================================================================================
                                                           Proposed Maximum          Proposed Maximum
      Title of each Class of          Amount to be        Offering Price Per        Aggregate Offering          Amount of
    Securities to be Registered        Registered              Unit(1)                   Price(1)            Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $0.01         2,505,994               $2.69                  $6,741,123.86            $2,324.53
  per share
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the common stock as reported by the American Stock Exchange on August 21, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                               2,505,994 Shares

                          HARKEN ENERGY CORPORATION

                                 Common Stock

                             --------------------

      The 2,505,994 shares (the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of Harken Energy Corporation, a Delaware corporation ("Harken" or the "Company"), offered hereby are being offered by the
stockholders of the Company named herein (the "Selling Stockholders").    The
Company will not receive any of the proceeds from the sale of the Shares, but the Company has agreed to bear certain expenses of registration of the Shares under the federal and state securities laws (currently estimated to be $8,000), and of any offering and sale hereunder not including certain expenses such as
commissions and discounts of underwriters, dealers or agents.   See "Selling
Stockholders" and "Use of Proceeds."

      The Common Stock is traded on the American Stock Exchange, under the symbol "HEC." On August __, 1996, the closing sales price of the Common Stock as reported on the American Stock Exchange was $_____ per share.

      The Shares may be offered and sold from time to time by the Selling Stockholders directly or through broker- dealers or underwriters who may act solely as agents, or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place through the American Stock Exchange or any other national securities exchange on which the Common Stock is approved for listing in the future, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at such prices as may be obtainable. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "Plan of Distribution."

      To the extent required, the specific shares of Common Stock to be sold, the purchase price, public offering price, names of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price thereof less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of distribution not borne by the Company.

      The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements.

      PROSPECTIVE INVESTORS SHOULD CONSIDER AND REVIEW THE INFORMATION UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 PRIOR TO AN INVESTMENT IN THE SHARES OFFERED HEREBY.

                             --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------


               The date of this Prospectus is August __, 1996.

                            AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, as well as at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the American Stock Exchange. Reports, proxy statements and other information described above may also be inspected and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

      The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and exhibits. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.


                              TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10


      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents which have been filed with the Commission are incorporated herein by reference:

      (1) The Company's Annual Report on Form 10-K/A for the year ended December 31, 1995;
      (2) The Company's Proxy Statement for the Annual Meeting of Stockholders of Harken held on June 11, 1996;
      (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, including all amendments and reports filed for the purpose of updating such description;
      (4) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996;
      (5) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996;
      (6)  The Company's Current Report on Form 8-K dated July 10, 1996; and
      (7)  The Company's Current Report on Form 8-K dated July 31, 1996.

      All documents filed by Harken pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will furnish without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request, a copy of any or all documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to Gregory S. Porter, Harken Energy Corporation, 5605 North MacArthur Blvd., Suite 400, Irving, Texas 75038 (Telephone: (214) 753-6900).

                                  THE COMPANY

      Harken is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various wholly-owned subsidiaries and joint venture investments. Harken's domestic operations include oil and gas exploration and production operations in the Paradox Basin in Utah, the Gulf Coast of Texas, the Texas Panhandle, the Magnolia region of Arkansas and the Carlsbad region of New Mexico. Harken's international operations include four exclusive Colombian Association Contracts between Harken's wholly-owned subsidiary, Harken de Colombia, Ltd., and Empresa Colombiana de Petroleos.

      Harken was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Harken's principal offices are located at 5605 North MacArthur Blvd., Suite 400, Irving, Texas 75038 and its telephone number is (214) 753-6900.

                                  RISK FACTORS

      Prior to making an investment decision, prospective investors should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risk factors.

LOSSES FROM CONTINUING OPERATIONS

      Harken reported losses from continuing operations for the fiscal years ended December 31, 1994 and 1995, and the six months ended June 30, 1996, in the amounts of $8,211,000, $1,625,000 and $228,000, respectively. There can be no assurance that Harken will not continue to report losses.

DILUTION; EFFECT OF SALES OF COMMON STOCK ON MARKET PRICE

      As of July 31, 1996, there were 92,145,796 shares of Common Stock outstanding. Harken has previously registered with the Commission an aggregate of 6,235,850 shares of Common Stock for resale by certain stockholders of the Company, in addition to the 2,505,994 shares of Common Stock registered for resale pursuant to the Registration Statement of which this Prospectus forms a part. In addition, Harken has reserved a significant number of shares of Common Stock for future issuance as described below. There can be no assurance that the sale of the 6,235,850 shares of Common Stock previously registered for resale or the issuance of the shares of Common Stock which have been reserved for future issuance will not have a material adverse effect on the then prevailing market price of the Common Stock. Furthermore, issuance of the shares of Common Stock as described below could result in significant dilution to the stockholders of the Company.

      On July 30, 1996, Harken issued $40,000,000 in principal amount of its 6 1/2% Senior Convertible Notes due 2000 (the "Notes"). The Notes are convertible into shares of Common Stock by the holders thereof at a conversion price of $2.50 per share (or an aggregate of 16,000,000 shares) at any time on or after September 9, 1996. The Notes are convertible at the option of Harken at any time on or after July 30, 1997, if at any time after November 28, 1996, the market price of the Common Stock equals or exceeds $3.38 per share in any 30 consecutive calender day period.

      In July 1996, Harken acquired certain producing oil and gas properties pursuant to an Asset Purchase and Sale Agreement (the "EnerVest Agreement"). Pursuant to the EnerVest Agreement, Harken issued 1,550,000 shares of Common Stock to the seller of such properties and agreed to issue an additional 1,159,091 shares of Common Stock on or about April 1997 and to issue an additional number of shares of Common Stock, up to a maximum of 2,390,909 additional shares of Common Stock, to enable the seller of such properties to realize $10,200,000 from the sale of all shares of Common Stock issued to such seller.

      Harken has reserved additional shares of Common Stock for issuance as follows: (i) 4,205,894 shares of Common Stock have been reserved for issuance upon exercise of outstanding warrants; and (ii) 4,636,848 shares of Common Stock have been reserved for issuance upon exercise of outstanding stock options and stock options which may be issued pursuant to Harken's existing stock option plans.

VOLATILITY OF HARKEN COMMON STOCK TRADING PRICE

      The daily closing prices of the Common Stock as reported by the American Stock Exchange has fluctuated significantly over the past 12 months, ranging from a high of $2.9375 per share to a low of $1.4375 per share. Management believes that the price fluctuations and trading activity in the Common Stock during the past 12 months are attributable to a number of factors, including Harken's international exploration activities. There can be no assurance that future announcements regarding Harken's international exploration efforts will not have a substantial adverse effect on the then prevailing market price of the Common Stock.

CONTINGENT LIABILITIES OF HARKEN

      Harken has certain contingent liabilities that could have a material adverse effect on its financial condition if Harken were required to satisfy these liabilities, including the following:

      Harken Southwest Corporation ("HSW") owns an interest in the Aneth Gas Plant. The Aneth Gas Plant facility was in operation for many years prior to HSW becoming an owner. The operations at the Aneth Gas Plant previously used open, unlined drip pits for storage of various waste products. The current plant owners have replaced all of the open ground pits currently being used with steel tanks. The plant owners are currently in the process of closing the open ground pits.

      Texaco, the plant's operator, received a letter from the Environmental Protection Agency ("EPA") dated July 21, 1991 and a subsequent letter dated June 8, 1992, in which the EPA requested certain information in order to determine if hazardous substances had been released into the environment at the Aneth Gas Plant. Texaco has advised HSW that certain information was supplied to the EPA pursuant to this request. Subsequently, core samples in and around certain pit areas were jointly taken by the EPA and Texaco. The EPA approved a plan dated April 12, 1996 proposed by Texaco for the remediation and closure of the pits.

      An agreement has been reached between the present plant owners and the previous owner concerning responsibility for and sharing of the cost of the pit closures in and around the Aneth Gas Plant. Harken has accrued a liability in its financial statements for its best estimate of its share of the remediation cost. There can be no assurance, however, that the actual amount will not be significantly higher than the amount that has been accrued, which could have a material adverse effect on the financial condition of Harken.

PREFERRED STOCK AUTHORIZED FOR ISSUANCE

      Harken has ten million shares of preferred stock available for issuance. The Board of Directors is authorized to issue such preferred stock in one or more series and to set the designations, preferences, powers and relative rights and restrictions thereof without further approval by the stockholders of the Company. Presently, Harken has four series of preferred stock authorized, but no shares of preferred stock are currently outstanding. Such shares of preferred stock, if issued, would have certain preferences over the shares of Common Stock with respect to the payment of dividends and upon liquidation, dissolution, winding-up and in certain instances, voting. The Board of Directors of Harken also may authorize additional series of preferred stock in the future that have similar or additional preferences over the shares of Common Stock.

RISKS RELATED TO INTERNATIONAL OPERATIONS

      Harken presently conducts international operations and anticipates that it will conduct significant international operations in the future. Foreign properties, operations or investments may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, renegotiation of contracts with governmental entities, expropriation, import and export regulations and other foreign laws or policies governing operations of foreign-based companies, as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, as certain of Harken's operations are governed by foreign laws, in the event of a dispute, Harken may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. Harken may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Exploration and production activities in areas outside the United States are also subject to the risks inherent in foreign operations, including loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection and other political risks.

      Harken anticipates that full development of the oil and gas reserves in the contract areas covered by Harken's four Colombian Association Contracts, if any are discovered, will take several years and may require extensive production facilities which could require significant additional capital expenditures. The ultimate amount of such expenditures cannot be presently predicted. Harken anticipates that amounts required to fund international activities, including those in Colombia, will be funded from existing cash balances, asset sales, stock issuances, production payments, operating cash flows and potentially from industry partners; however, there can be no assurance that Harken will have adequate funds available to it to fund its international activities without participation from industry partners or that industry partners can be obtained to fund such international activities. In addition, Harken faces certain deadlines for completing specific projects required pursuant to the four Association Contracts. Failure to meet any of such deadlines could result in Harken losing its rights to one or more of the Association Contracts, which could have a material adverse effect on Harken's business.

      Harken has incurred costs of approximately $5,000,000 to date in connection with its exploration efforts in Colombia. Such amounts have been capitalized on Harken's consolidated balance sheet. Harken has not to date discovered commercial quantities of oil or gas in Colombia. Lack of discovery of commercial quantities of oil or gas in Colombia could result in Harken being required to charge to expense all or part of such costs, which would have a material adverse effect on the results of operations of Harken for the period of such charge.

INDUSTRY RISKS

      Oil and Gas Price Volatility. The revenues generated by Harken are highly dependent upon the prices of crude oil and natural gas. Fluctuations in the energy market make it difficult to estimate future prices of oil and natural gas. Fluctuations in energy prices are caused by a number of factors, including regional, domestic and international demand, energy legislation, federal or state taxes on sales of crude oil and natural gas, production guidelines established by the Organization of Petroleum Exporting Countries, and the relative abundance of supplies of alternative fuel such as coal. Additionally, changing international economic and political conditions may have a dramatic impact upon crude oil and natural gas prices. Many of these factors are beyond the control of Harken.

      Business Risks. Harken must continually acquire or explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, Harken's oil and gas assets, properties and revenues derived therefrom will decline over time. To the extent Harken engages in drilling activities, such activities carry the risk that no commercially viable oil or gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and drilling and well servicing companies. The availability of a ready market for Harken's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of Harken's natural gas reserves to pipelines, the capacity of such pipelines, fluctuation in seasonal demand, the effects of inclement weather, and government regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area.

      Operating Hazards and Uninsured Risks. The operations of Harken are subject to the inherent risks normally associated with exploration for and production of oil and gas, including blowouts, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. As is common in the oil and gas industry, Harken is not fully insured against these risks, either because insurance is not available or because Harken has elected to self-insure due to high premium costs. The occurrence of a significant event not fully insured against could have a material adverse effect on Harken's financial condition.

      Environmental Regulation. Harken's domestic activities are subject to various Navajo, federal, state, and local laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, Harken's oil and gas exploration, development, production, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering, or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation by governmental authorities. In addition to these domestic laws and regulations, Harken's international operations are subject to the laws, regulations and governmental approvals of each foreign country in which it conducts activities including, but not limited to, environmental laws and regulations governing oil and gas operations. Such domestic and foreign laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning Harken's oil and gas wells and other facilities.

      Imprecise Nature of Reserve Estimates. Reserve estimates are imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

      Competition. The oil and gas industry is competitive in all its phases. Competition is particularly intense respecting the acquisition of desirable producing properties and the sale of oil and natural gas production. Harken's competitors in oil and gas exploration, development and production include major oil companies and numerous independent oil and gas companies, and individual producers and operators. Many of Harken's competitors possess and employ financial and personnel resources substantially greater than those which are available to Harken, and may, therefore, be able to pay greater amounts for desirable leases and to define, evaluate, bid for and purchase a greater number of producing prospects than the financial or personnel resources of Harken will permit.

      Extensive Regulation. The production of oil and gas is subject to extensive Navajo, federal and state laws, rules, orders and regulations governing a wide variety of matters, including the drilling and spacing of wells, allowable rates of production, prevention of waste and pollution and protection of the environment. In addition to these domestic laws and regulations, Harken's international operations are subject to the laws, regulations and governmental approvals of each foreign country in which it conducts activities including, but not limited to, environmental laws and regulations governing oil and gas operations. Such laws, rules and regulations are subject to change. Any such change in any law, rule or regulation could have the effect of increasing the Company's cost of exploration or production or may limit the Company's revenues by regulating the level of oil and gas production, either of which could have a material adverse effect on the financial condition of the Company.

                                USE OF PROCEEDS

      Harken will not receive any part of the proceeds from the sale of Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

      This Prospectus covers the offer and sale of the Shares by the Selling Stockholders. Set forth below are the names of the Selling Stockholders, the nature of any position, office or other material relationship that any Selling Stockholder has had within the last three years with the Company or any of its predecessors or affiliates, the number of shares of Common Stock owned by each Selling Stockholder as of the date of this Prospectus, the number of shares of Common Stock which may be offered by each Selling Stockholder pursuant to this Prospectus, and the number of shares of Common Stock and the percentage of the outstanding shares of Common Stock to be owned by each Selling Stockholder upon completion of the offering if all of the Shares held by the Selling Stockholders are sold. Any or all of the Shares listed below may be offered for sale by the Selling Stockholders from time to time.

                              Shares  Owned         Shares        Shares Owned       Percent of Common
                              Prior to the         Offered          After the        Stock Owned After
   Selling Stockholders         Offering            Hereby         Offering(1)        the Offering(1)
- -------------------------    --------------     --------------    --------------    -------------------
Internationale                 1,000,000(2)       1,000,000            -0-                  (8)
Nederlanden (U.S.)
Capital Corporation

New England Mutual Life          800,000(3)         800,000            -0-                  (8)
Insurance Company

EnCap 1989-I Limited             432,759(4)         200,000          232,759                (8)
Partnership

BSR Investments, Ltd.            432,997(5)         232,997          200,000                (8)

Greyledge LLC                    149,997            149,997            -0-                  (8)

William D. Forster                83,000(6)          83,000            -0-                  (8)

Carlton Capital                   40,000(7)          40,000            -0-                  (8)
International Inc.

___________________

(1) Assumes no other disposition or acquisition of Common Stock and all Shares included herein are sold.

(2) Includes 500,000 shares issuable upon exercise of a warrant held by Internationale Nederlanden (U.S.) Capital Corporation.

(3) Includes 400,000 shares issuable upon exercise of a warrant held by New England Mutual Life Insurance Company.

(4) Includes 100,000 shares issuable upon exercise of a warrant held by EnCap 1989-I Limited Partnership ("EnCap"). Also includes 82,759 shares held by EnCap Investments LC, an affiliate of EnCap and 150,000 shares issuable upon exercise of warrants held by EnCap Investments LC.

(5) Includes 183,000 shares issuable upon exercise of warrants held by BSR Investments, Ltd.

(6) Represents shares issuable upon exercise of a warrant held by Mr. Forster. Mr. Forster is an affiliate of Greyledge LLC and may be deemed to be the beneficial owner of the shares held by Greyledge LLC.

(7) Represents shares issuable upon exercise of a warrant held by Carlton Capital International Inc.

(8)   Less than 1%.

                              PLAN OF DISTRIBUTION

      The Company will not receive any proceeds from the sale of Common Stock owned by the Selling Stockholders. It is anticipated that the Selling Stockholders will offer the Shares in the manner set forth on the cover page of this Prospectus, from time to time, directly or through broker-dealers or underwriters who may act solely as agents or may acquire the Shares as principals, in all cases as designated by the Selling Stockholders. Such underwriters or broker- dealers acting either as principal or as agent, may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of the securities offered hereby for whom they may act as agent.

      The net proceeds to the Selling Stockholders from the sale of Common Stock so offered will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act.

      At any time a particular offer of Common Stock is made, to the extent required, the specific shares of Common Stock to be sold, the purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. Such Prospectus Supplement may, if necessary, be in the form of a post-effective amendment to the Registration Statement of which this Prospectus is a part, and will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of such securities.

      Pursuant to the terms of various agreements between the Company and Selling Stockholders, the Company has filed a "shelf" registration statement pursuant to Rule 415 under the Securities Act covering the sale of shares of Common Stock held by the Selling Stockholders, and to use its reasonable best efforts to maintain the effectiveness of any such registration statement for no less than 180 days from the date of effectiveness of such registration statement.

      Under the terms of the certain agreements between the Company and the Selling Stockholders, the Company has agreed to bear certain expenses of registration of the Shares under the federal and state securities laws (currently estimated to be $8,000) and of any offering and sale hereunder not including certain expenses such as commissions or discounts of underwriters, dealers or agents attributable to the sale of such Common Stock.

      Pursuant to the terms of certain agreements between the Company and the Selling Stockholders, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof.

      To comply with the securities laws of certain jurisdictions, the securities offered hereby may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

      The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales by the Selling Stockholders and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the securities offered hereby.

                                LEGAL MATTERS

      The validity of the Shares will be passed upon for Harken by Gregory S. Porter, Esq., Vice President - Legal of Harken.


                                   EXPERTS

      The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1995, and the statements of revenues and direct operating expenses of the EnerVest Properties for the fiscal years ended May 31, 1996 and 1995, included in the Company's Current Report on Form 8-K dated July 10, 1996, each of which is incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses to be paid by the Company in connection with the offering described in this Registration Statement are estimated as follows:

                Commission Registration Fee . .                   $ 2,325.00


                Printing and Engraving Expenses                     2,000.00

                Accounting Fees and Expenses  .                     2,000.00
                Blue Sky Fees and Expenses  . .                     1,000.00

                Miscellaneous . . . . . . . . .                       675.00
                                                                   ---------

                            Total . . . . . . .                    $8,000.00
                                                                   =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

      Article Ten of the Company's Certificate of Incorporation and Article VII of the Company's bylaws provide, in general, that the Company shall indemnify its directors and officers under certain of the circumstances defined in
Section 145. The Company has entered into agreements with each member of its Board of Directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of the Company's Certificate of Incorporation and bylaws.

ITEM 16.  EXHIBITS.

     4.1     -     Form of certificate representing shares of Common Stock (filed as Exhibit 1 to Harken's Registration
                   Statement on Form 8-A, File No. 0-9207, and incorporated by reference herein).

     4.2     -     Certificate of the Designations, Powers, Preferences and Rights of Series C Cumulative Convertible
                   Preferred Stock, $1.00 par value of Harken Energy Corporation (filed as Exhibit 4.3 to Harken's
                   Annual Report on Form 10-K for fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).
     4.3     -     Certificate of the Designations of Series D Preferred Stock, $1.00 par value of Harken Energy
                   Corporation (filed as Exhibit 4.3 to Harken's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, File No. 0-9207, and incorporated by reference herein).
    *5.1     -     Opinion of Gregory S. Porter, Esq.
   *23.1     -     Consent of Arthur Andersen LLP.
   *23.2     -     Consent of  Gregory S. Porter, Esq. (included in opinion filed as Exhibit 5.1).
   *24.1     -     Powers of Attorney.

__________________________
* Filed herewith.


ITEM 17.  UNDERTAKINGS.

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b)    The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                          (iii) To include any material information with
                                respect to the plan of distribution not
                                previously disclosed in the Registration
                                Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on August 28, 1996.

                                   HARKEN ENERGY CORPORATION


                                                               *
                                   --------------------------------------------
                                   Mikel D. Faulkner, Chairman of the Board and
                                   Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                                  Title                               Date
- ----------------------------------   ------------------------------------           ----------------

              *                      Chairman of the Board and Chief                August 28, 1996
 -------------------------------     Executive Officer (Principal
 Mikel D. Faulkner                   Executive Officer)



              *                      President and Chief Operating                  August 28, 1996
 -------------------------------     Officer and Director
 Richard H. Schroeder



              *                      Senior Vice President and Chief                August 28, 1996
 -------------------------------     Financial Officer (Principal
 Bruce N. Huff                       Accounting Officer and Principal
                                     Financial Officer)




              *                      Director                                       August 28, 1996
 -------------------------------
 Michael M. Ameen, Jr.



                                     Director
 -------------------------------
 Michael R. Eisenson

              *                              Director                               August 28, 1996
 -------------------------------
 Edwin C. Kettenbrink, Jr.




             *                               Director                               August 28, 1996
 -------------------------------
 Talat M. Othman



             *                               Director                               August 28, 1996
 -------------------------------
 Donald W. Raymond




             *                               Director                               August 28, 1996
 -------------------------------
 Gary B. Wood


*Gregory S. Porter, by signing his name hereto, does hereby sign this Registration Statement on behalf of Harken Energy Corporation and each of the above-named officers and directors of such Company pursuant to powers of attorney, executed on behalf of the Company and each officer and director.


/s/ Gregory S. Porter
- --------------------------------
Gregory S. Porter,
Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                              Sequentially
   Exhibit No.                                    Exhibit                                     Numbered Page
   -----------          ----------------------------------------------------------------      -------------
         4.1            Form of  certificate  representing shares  of Harken  common stock, par  value  $.01 per  share (filed  as  Exhibit 1  to
                        Harken's Registration  Statement on  Form 8-A,  File No.  0-
                        9207, and incorporated by reference herein).

         4.2            Certificate  of the  Designations,  Powers, Preferences  and
                        Rights  of Series C  Cumulative Convertible Preferred Stock,
                        $1.00  par value  of  Harken  Energy Corporation  (filed  as
                        Exhibit 4.3 to Harken's Annual  Report on Form 10-K for  the
                        fiscal  year ended December  31, 1989, File  No. 0-9207, and incorporated by reference herein).

         4.3            Certificate  of  the  Designations  of  Series  D  Preferred
                        Stock, $1.00 par  value of Harken Energy  Corporation (filed as Exhibit  4.3 to  Harken's Quarterly Report  on Form  10-Q
                        for the quarterly period ended  September 30, 1995, File No.
                        0-9207, and incorporated by reference herein).

        *5.1            Opinion of Gregory S. Porter, Esq.

       *23.1            Consent of Arthur Andersen LLP.

       *23.2            Consent  of Gregory  S. Porter,  Esq.  (included in  opinion filed as Exhibit 5.1).

       *24.1            Powers of Attorney.

_____________
* Filed herewith